Contacts:

Rick Pierce                                         Douglas MacDougall
V.P., Finance & Investor Relations                  Chris Erdman
SafeScience, Inc.                                   Feinstein Kean Partners Inc.
(617) 422-0674                                      (617) 577-8110


FOR IMMEDIATE RELEASE
---------------------

       SAFESCIENCE, INC.  FORMS NEW SCIENTIFIC ADVISORY BOARD
       ------------------------------------------------------


BOSTON, MA, FEBRUARY 15, 2001-- SafeScience, Inc., (NASDAQ, SAFS), announced today that four distinguished scientists have been appointed to its Scientific Advisory Board (SAB) and will support the development of SafeScience's lead drug candidate GBC-590, a polysaccharide, for the treatment of several cancers, as well as future carbohydrate drug candidates.

The new members are:
Bruce Zetter, Ph.D. is the Charles Nowiszewski Professor of Cancer Biology at the Harvard Medical School in Boston, MA. Dr. Zetter has won numerous awards for his work in the field of cancer research including a Faculty Research Award from the American Cancer Society and the MERIT award from the US National Cancer Institute. Dr. Zetter is regarded internationally as a leader in the research of tumor progression, cancer diagnosis, cancer metastasis, and tumor angiogenesis. Dr. Zetter is a named inventor on seven issued patents, two patents pending, serves on multiple editorial and scientific advisory boards, has authored or coauthored over 100 publications, has chaired several research conferences and grant review boards, and currently chairs a NASA committee that selects scientific projects for the space shuttle.

Dr. Zetter stated that, "I am pleased to serve on SafeScience's Scientific Advisory Board and am optimistic about the potential of the new class of lectin inhibitors, such as SafeScience's GBC-590, to act as effective anti-tumor drugs without the toxicity associated with other cancer treatments".


Peter Quesenberry, M.D. is the newly appointed Chief of the Department of Research at Roger Williams Medical Center in Providence, RI and soon to be appointed Professor of Medicine at Boston University. Prior to this appointment, Dr. Quesenberry was Director of the Cancer Center, Professor of Medicine and Professor of Cell Biology at the University of Massachusetts Medical Center. Dr. Quesenberry, M.D. is a leader in the areas of stem cell and bone marrow transplantation and is the recipient of multiple awards including the Kenny Award, the National Leadership Award and the Leukemia Society Merit Award from the Leukemia/Lymphoma Society. He is a named inventor on five issued patents, is the past editor of the Journal Experimental Hematology, serves on multiple editorial and scientific advisory boards and has authored or coauthored over 260 publications.

                                     -more-

                                                           SAFS Adds SAB Members
                                                                          Page 2


Ram Sasisekharan, Ph.D. is an Associate Professor, Division of Bioengineering & Environmental Health at Massachusetts Institute of Technology, (M.I.T.), Cambridge, MA. Dr. Sasisekharan has won several awards including the Young Investigator Award from both the Beckman Foundation and the Burroughs Wellcome Fund, and is a three-time recipient of the CaPCure Award, awarded by the CaPCure Foundation to outstanding prostate cancer research programs. Dr. Sasisekharan has focused his research on and is well known for his contributions in understanding the structure of complex polysaccharides and their role in cellular function resulting in novel approaches to new potential therapies. He is a named inventor on five issued patents and seven patents pending and has authored or coauthored 50 publications.

David Elmaleh, Ph.D. is the Director, Contrast Media Chemistry, Division of Radiological Sciences at Massachusetts General Hospital and an Associate Professor of Radiology at Harvard Medical School in Boston, MA. Dr. Elmaleh has made numerous contributions to the fields of nuclear medicine, PET and SPECT (single photon emission computerized tomography). Dr Elmaleh has developed novel approaches such as labeled antisense attached to vectors and purine receptor specific ligands for imaging and treating infection, tumors and cardiovascular disorders. He is a named inventor on 10 issued patents and has more than 20 patents pending, serves on multiple scientific advisory boards and has authored or coauthored 100 publications.

SAFESCIENCE
SafeScience develops and licenses pharmaceutical, agricultural and consumer products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an antifungal compound, CAN-296, in pre-clinical development for potential treatment of human fungal infections. In the area of agriculture, SafeScience has received conditional U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. SafeScience has filed for state registration of Elexa in California and will now begin the process of registering it in several U.S. states. SafeScience's line of consumer and commercial products are being marketed under the SafeScience(R) brand as an alternative to conventional products employing potentially harmful chemicals. Further information is available on SafeScience's web site: http://www.safescience.com

SAFE HARBOR STATEMENT
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product nonapproval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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